Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-111726, No. 333-108562, No. 333-56964, and No. 333-31759), Form S-4 (No. 333-74572) and Form S-8 (No. 33-56499, No. 33-65033, No. 33-65035, No. 333-57729, No. 333-57659, No. 333-57665, No. 333-23371, No. 333-43526, No. 333-43524, No. 333-64366, and No. 333-125355), of Eastman Kodak Company of our report dated February 28, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Rochester, New York
March 1, 2007